PKF
Accountants and business advisors

December 28, 2005

Our ref.:  P349/AH/EL

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Pingchuan Pharmaceutical, Inc. (the "Company") and did not report on any financial statements of the Company. On December 20, 2005, our appointment as the independent registered public accounting firm was terminated. We have reviewed the Company's statements included under Item 4.01 of its 8-K dated December 23, 2005, and we agree with the statements contained therein.

Yours faithfully,


/s/ PKF
----------------------------
PKF
Certified Public Accountants
HongKong

EL/jk